UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 29, 2006

GLOBAL INNOVATIVE SYSTEMS INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-30299

(Commission File Number)

98-0217653

(IRS Employer Identification No.)

16/F., Hang Seng Mongkok Building, 677 Nathan Road, Mongkok, Kowloon, Hong Kong

(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code (852) 2546-1808

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

As used in this current report, the terms "we", "us" and "our" refer to Global Innovative Systems Inc. and our wholly-owned subsidiaries. Unless otherwise specified, all references to "common shares" refer to the common shares in our capital stock.

ACQUISITIONS OF ADDITIONAL INTERESTS IN BEIJING ILLUMINATION (HONG KONG) LIMITED

History of Acquisitions

On March 29, 2006, we entered into a Purchase Agreement with Aeneas Portfolio Company LP. Pursuant to the terms and conditions of the Purchase Agreement, our company agreed to purchase 63 shares, or approximately 5%, of the issued and outstanding shares of Beijing Illumination from Aeneas Portfolio in exchange for the issuance of 1,250,000 common shares by our company to Aeneas Portfolio.

On April 3, 2006, we entered into a subsequent Purchase Agreement with Aeneas Portfolio. Pursuant to the terms and conditions of the subsequent Purchase Agreement, our company agreed to purchase an additional 187 shares, or approximately 15%, of the issued and outstanding shares of Beijing Illumination from Aeneas Portfolio in exchange for the issuance of 1,826,923 common shares by our company to Aeneas Portfolio.

Closing of Acquisitions

The closing of the transactions contemplated in the Purchase Agreements dated March 29, 2006 and April 3, 2006, as amended, occurred on June 29, 2006. In accordance with the closing of the Purchase Agreements, we acquired an aggregate of 250 shares, or approximately 20%, of the issued and outstanding shares of Beijing Illumination, in exchange for the issuance of an aggregate of 3,076,923 common shares by our company to Aeneas Portfolio.

As of June 29, 2006, our company had 33,612,642 common shares issued and outstanding. Aeneas Portfolio directly holds 3,076,923 common shares, or approximately 9.2%, of our issued and outstanding shares as of the closing date. As of June 29, 2006, our company holds 960 shares, or 76.8%, of the issued and outstanding shares of Beijing Illumination.

Business of Beijing Illumination

Our company acquired an initial majority interest in Beijing Illumination on February 27, 2006. Following our subsequent acquisition of an additional 20% interest of Beijing Illumination on June 29, 2006, our company diversified our business with increased emphasis on the manufacturing and sale of lighting and speciality lighting source products. Beijing Illumination is an investment holding company which is engaged in the manufacture, sale, research and development of lighting equipment. Beijing Illumination, through its wholly-owned subsidiary Beijing Aihua New Enterprise Lighting Appliance Company Ltd., manufactures and sells the following four main categories of High-Intensity Discharge, or HID, related lighting products: (1) metal halide lamps; (2) high-pressure sodium lamps; (3) automobile HID xenon lamps; and (4) special application HID lamps. Compared to conventional incandescent and fluorescent lamps, HID lamps produce a much larger quantity of light in a relatively small package. HID lamps generally offer superior efficiency, reliability and versatility with the additional benefit of low energy consumption in comparison with conventional incandescent or fluorescent lamps. HID lamps operate with ancillary ballasts and starting gears and have a wide scope of lighting applications including automobile headlights, street lighting, hydroponics, indoor and outdoor lighting of large buildings such as factories, warehouses and industrial plants, and creative color lighting for landmark structures such as hotels and bridges. Besides HID lamps, Beijing Illumination has expanded its product mix into ultra high-pressure mercury lamps, which are classified as specialty lighting source products and are key components for modern light-weight digital crystal projectors.

Item 3.02 Unregistered Sales of Equity Securities.

Our common shares issued to Aeneas Portfolio pursuant to the Purchase Agreements dated March 29, 2006 and April 3, 2006, as amended, were not registered with the Securities Exchange Commission or the securities commission of any United States state, and were issued in reliance upon an exemption from registration under the Securities Act of 1933 pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

Item 9.01 Financial Statements and Exhibits.

EXHIBITS

10.1	Purchase Agreement between Global Innovative Systems Inc. and Aeneas Portfolio Company LP, dated March 29, 2006.
10.2	Purchase Agreement between Global Innovative Systems Inc. and Aeneas Portfolio Company LP, dated April 3, 2006.

10.3	Amendment Agreement between Global Innovative Systems Inc. and Aeneas Portfolio Company LP dated June 21, 2006, which agreement amended the terms of the Purchase Agreement dated March 29, 2006.
10.4	Amendment Agreement between Global Innovative Systems Inc. and Aeneas Portfolio Company LP dated June 21, 2006, which agreement amended the terms of the Purchase Agreement dated April 3, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL INNOVATIVE SYSTEMS INC.

By: /s/ Bondy Tan

Name: Bondy Tan

Title: President and Chief Executive Officer

Dated: July 5, 2006